Exhibit 99(d)(3)

Notice of Grant of Stock Option and Option Agreement	MANUGISTICS GROUP, INC.
ID: 52-1469385 9715 KEY WEST AVENUE ROCKVILLE MD 20850

[Name] [Street Address] [City, State, Zip Code]	Grant Number: Plan: ID:

Dear [Name}:

Effective [date of grant] you have been granted a Non-Qualified Stock Option to buy [XXX] shares of Manugistics Group, Inc. (the “Company”) stock at an exercise price of $[XXX] per share, with an expiration date of [date] . The total option price of the shares granted is $[XXX]

The shares will vest and become exercisable as outlined below:

Vesting Schedule:	[XX]% per [month/quarter/year] for [XX] years

[XX] on [date] [XX] on [date] [XX] on [date] [XX] on [date] [XX] on [date]

     As the shares are vested, you may exercise a minimum of 50 shares or, if fewer, the total number of shares exercisable. At the time of the exercise, you are required to pay the exercise price and the applicable taxes by cash or check in U.S. dollars.

If your employment with Manugistics is terminated for any reason other than death or permanent disability, you may exercise your vested shares only within 30 days from your termination date. If you terminate your employment because you became permanently disabled, you have one (1) year from the date of disability to exercise your vested shares. If you die while employed by Manugistics, your beneficiaries or your estate have one (1) year from the date of death to exercise any vested shares.

By your signature below, you agree that this option is granted under and governed by this Option Agreement and the [name of plan] (the “Plan”), as amended. A copy of the Plan is incorporated by this reference and can be found in the and by the terms and Conditions of the Company’s Employee Encyclopedia. As stated in section 5(c) of the Plan, any interpretations, decisions, or actions made by the Committee administering the Plan will be final, conclusive and binding. The grant of this Stock Option shall not prevent the Company from terminating your employment or modifying the conditions of your employment at any time.

Please sign and return one copy to: Manugistics, Inc., 9715 Key West Avenue, Rockville, MD 20850, Attn: Stock Plan Administration. The other copy is for your records.

Signature: ___________________________ [Name]	Date: __________________

Note: If there are any discrepancies in the name or address shown above, please make the appropriate corrections on this form.